UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 11, 2015
Commerce Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Missouri	0-2989	43-0889454
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Walnut,
Kansas City, MO	64106
(Address of principal executive offices)	(Zip Code)

(816) 234-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On Friday, September 11, 2015, the Board of Commerce Bancshares, Inc. (the Company), by executive committee unanimous action, appointed Mr. John W. Kemper to fill the vacancy created by Mr. Terry O. Meek’s resignation, due to retirement age. Mr. Kemper will serve Mr. Meek’s remaining term and position on the Board until 2018. Mr. Kemper will also serve on the executive committee of the Board.

Mr. Kemper, 37, currently serves as President and Chief Operating Officer of the Company, positions he has held since February 2013. He was Executive Vice President and Chief Administrative Officer of the Company prior thereto. He also serves as President of Commerce Bank. Since joining the Company in 2007, Mr. Kemper has served in a number of roles, leading bank strategy and line operations; working closely with market and business line leadership; leading M&A activities; and overseeing the bank’s credit card and payments businesses. As the Company’s chief operating officer, Mr. Kemper has overall responsibility for bank credit and non-credit risk, legal, compliance and human resources.

Prior to his employment with the Company, Mr. Kemper was employed as an engagement manger with the New York and Chicago offices of McKinsey & Co, a global management consulting firm, managing strategy and operations projects primarily focused in the financial service industry. Mr. Kemper has a B.A. in history and political science from Stanford University, a Master of Science degree in economic history from The London School of Economics, and an MBA from the Kellogg School of Management at Northwestern University in Chicago.

For a discussion of related party transactions involving Mr. Kemper, see “Transactions with Related Persons” in the Company’s 2015 proxy statement filed with the SEC on March 11, 2015, which is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCE BANCSHARES, INC.
By:	/s/ Jeffery D. Aberdeen
Jeffery D. Aberdeen
Controller (Chief Accounting Officer)
Date: September 17, 2015